Exhibit (a)(5)(K)

Financial information

Schneider Electric obtains approval of Serbian competition authority to acquire Telvent

Rueil-Malmaison (France), August 29, 2011 – Schneider Electric SA (“Schneider Electric”) announced today that the regulatory approval from the competition authority of the Republic of Serbia has been received for the proposed acquisition of Telvent GIT, S.A. (“Telvent”) by Schneider Electric España, S.A.U., a wholly owned subsidiary of Schneider Electric, pursuant to its previously announced cash tender offer to purchase all of the issued shares of Telvent for $40.00 per share without interest and less any applicable withholding taxes.

With the receipt of the regulatory approval from the Serbian competition authority, all necessary regulatory approvals and clearances have been granted and the related condition to the closing of the tender offer has been satisfied.

As previously announced, the tender offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, August 30, 2011. Subject to the satisfaction of all other closing conditions to the tender offer, Schneider Electric anticipates that the tender offer will close shortly after the expiration of the tender offer.

About Schneider Electric

As a global specialist in energy management with operations in more than 100 countries, Schneider Electric offers integrated solutions across multiple market segments, including leadership positions in energy and infrastructure, industrial processes, building automation, and data centers/networks, as well as a broad presence in residential applications. Focused on making energy safe, reliable, and efficient, the company’s 110,000 plus employees achieved sales of 20 billion euros in 2010, through an active commitment to help individuals and organizations “Make the most of their energy”.

www.schneider-electric.com/company

Important Notice

The description contained in this release is not an offer to buy or a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO filed by Schneider Electric and Schneider Electric España, S.A.U. with the SEC on June 21, 2011, as amended. Telvent filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on June 21, 2011. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been or will be sent free of charge to all shareholders of Telvent. Investors may also obtain a

Investor Relations: Schneider Electric Carina Ho Phone: +33 (0) 1 41 29 83 29 Fax: +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN: FR0000121972	Press Contact: Schneider Electric Véronique Roquet Montegon Phone: +33 (0)1 41 29 70 76 Fax: +33 (0)1 41 29 88 14	Press Contact: DGM Michel Calzaroni Olivier Labesse Phone: +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46

Financial information (p. 2)

free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC’s website: www.sec.gov. The offer to purchase, related letter of transmittal and other tender offer materials, and the Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 549-6650 or collect at (212) 269-5550.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “strategy,” “will” and other words of similar meaning. The forward-looking statements are based on Schneider Electric’s beliefs, assumptions and expectations, taking into account all information currently available to Schneider Electric. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within Schneider Electric’s control. The forward-looking statements contained herein speak only as of the date hereof. Except as required by applicable law or the rules and regulations of any stock exchange on which its securities are listed, Schneider Electric expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in its expectations or any change in events, conditions or circumstance on which any forward looking statement contained herein is based.

Investor Relations: Schneider Electric Carina Ho Phone: +33 (0) 1 41 29 83 29 Fax: +33 (0) 1 41 29 71 42 www.schneider-electric.com ISIN: FR0000121972	Press Contact: Schneider Electric Véronique Roquet-Montégon Phone: +33 (0)1 41 29 70 76 Fax: +33 (0)1 41 29 71 95	Press Contact: DGM Michel Calzaroni Olivier Labesse Phone: +33 (0)1 40 70 11 89 Fax: +33 (0)1 40 70 90 46